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                                                                    EXHIBIT 99.1

                         REPRINTED FROM SEPTEMBER 2003


                                THE WALL STREET
                                   TRANSCRIPT
               QUESTIONING MARKET LEADERS FOR LONG TERM INVESTORS

                    Pinnacle Financial Partners, Inc. (PNFP)


(PHOTO)

         M. TERRY TURNER is President and Chief Executive Officer of Pinnacle Financial Partners, Inc. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his Bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a Consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee, in 1979 where he held various management positions including Senior Vice President of the bank's commercial division. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. During his tenure as First American, he served as President of the Investment Services Group and President of the General Bank. In this capacity, Mr. Turner had oversight responsibility for $11.9 billion in deposits, $6.7 billion in loans, 391 branches and 4,600 employees. Mr. Turner's banking career in Nashville has covered 17 years and has entailed executive level responsibilities for almost all aspects of banking and investment operations. During Mr. Turner's tenure in Nashville, he has served as Chairman of the Board of Trustees at Brentwood Academy, Advisory Board Chairman for the Salvation Army, Vice Chairman for the Southern Baptist Foundation and as a member of the Board of Trustees of Belmont University. Mr. Turner currently serves on the executive committee of the Nashville Credit Bureau, the board of trustees for Brentwood Academy and chair-elect of the Nashville Sports Council. Mr. Turner is an active member in the Young President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville, the Board of Directors, and executive committee for the Nashville Sports Council and a member of the nominating committee for the Girl Scouts.


(RAT206) TWST: COULD WE START OFF WITH A BRIEF HISTORY AND OVERVIEW OF PINNACLE FINANCIAL PARTNERS?

         MR. TURNER: Pinnacle's founding management team all came out of a bank holding company called First American Corporation, which was a $20 billion holding company headquartered in Nashville. We started this company at the same time AmSouth acquired First American. We actually put our founder group together in February 2000. We capitalized the company with an IPO in August 2000 and opened for business on October 27, 2000. So we have now been in business just under three years and currently have a balance sheet in excess of $400 million. It has been a very fast growing franchise here in Nashville.

         TWST: WHAT IS THE DIRECTION OF THE COMPANY? WHAT'S THE GOAL?

         MR. TURNER: We are focused on owner managed businesses and affluent consumers in Nashville and middle Tennessee. Nashville is a large market. It is the 38th largest major metropolitan area in the United States. It's a fast growing market; specifically, it was the 18th fastest growing in terms of population and the fourth fastest growing in terms of per capita income during the 1990s -- and it was projected to do the same during the period from 2000 to 2005. So we are operating in a large, fast growing market with a focus on owner-managed businesses and affluent consumers.

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                      C O M P A N Y    I N T E R V I E W


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     COMPANY INTERVIEW ------------------ PINNACLE FINANCIAL PARTNERS, INC.



         We try to distinguish ourselves in this market primarily based on offering effective advice and giving distinctive service. Nashville is a market that is dominated by large regional banks, all of which are headquartered outside of the city. As a result of some of the issues associated with the consolidation in the banking industry and the service breakdowns typically associated with mergers and acquisitions, we have a great opportunity to demonstrate how we're different from the folks who dominate the market.

         TWST: IS THE MARKET TRULY DOMINATED BY THOSE REGIONAL PLAYERS?

         MR. TURNER: Yes, it is. Amsouth, SunTrust and Bank of America, on a combined basis, would have market share north of 50%. As I said, they all have negative market share trends in this market and that is whom we would view to be our primary competitors.

         TWST: WHAT IS IT THAT YOU CAN DO BETTER THAN THE BIG GUYS THAT HAVE BEEN AROUND FOR A LONG TIME?

         MR. TURNER: That's a great question. First of all, an over-arching trend in the industry is consolidation. Invariably there are service breakdowns that have to do with system installations, disempowering people and so forth. There are a lot of processes that break down when you try to spread them across those broad geographics.

         So from the client's perspective what should be simple ends up being needlessly complicated. As an example, getting a copy of a check that has been deposited to your account or getting a copy of a check that has been paid against your account should be relatively simple processes. But for folks here in Nashville, they find they have to call somebody in another city, and sometimes it's a six- to eight-week proposition to get an image of a check. Here we have built state of the art systems that really let our clients get online images of checks they have written any time they want them. For a deposited item, we can bring it up, clarify that it is the item they want and fax it to them within minutes as opposed to a six- or eight-week delay.

         Obviously, I could name more, but those are examples of our service delivery that are really better than what regional banks offer as a result of our state-of-the-art systems and processes. The most important thing at Pinnacle, however, has been that we decided early on that we would not hire anybody who had not been in the banking or brokerage business in Nashville, Tennessee, for at least 10 years. This has applied to the front end (client contact people) and the back end (operations people). When you have people with that experience level, if something is not right, they are able to make it right. I think, quite honestly, that may be the most important way we are able to differentiate ourselves in terms of service quality. Our clients are dealing with very experienced people who know how to solve their problems.

         TWST: HOW DOES THE BUSINESS BREAK DOWN AT THIS POINT BETWEEN BUSINESS AND CONSUMER?

         MR. TURNER: In general terms, roughly 70% of our business mix comes from the commercial segment and 30% from affluent consumers.

         TWST: IS THAT THE MIX YOU WANT?

         MR. TURNER: It is essentially the mix that we want. We might dial the mix a little more toward the affluent consumer. For a community bank the number one challenge is gathering core deposits, so we feel that if we dial it slightly more toward the affluent consumer we can drive up the mix of core deposits versus lending opportunities. In fact, we have recently hired two very experienced financial advisors to enhance our wealth management practice focusing on affluent consumers.

         TWST: HOW MANY BRANCHES DO YOU HAVE AT THIS POINT?

         MR. TURNER: Today we will open our fifth branch office.

         TWST: WHAT IS THE PLAN LOOKING FORWARD?

         MR. TURNER: I mentioned earlier, three large regional banks dominate this market, each of which has somewhere between 45 and 55 branch offices to cover the Nashville SMA. Our long-range plan would not contemplate building out nearly that many branches. Frankly, we think we can cover that geographic territory with about 10 branch offices. We think we can do that because of the segments that we are serving. We are serving owner-managed businesses and affluent consumers, and they don't require nearly as many distribution points as the mass-market consumer segment would require.

         So we feel that we can get by with significantly fewer branches. Perhaps more important than that is the fact that we have tried to think creatively about alternative distribution. Specifically, we run a courier deposit pickup system where we go to our commercial and large consumer clients to pick up their deposits and bring them to the bank. That puts us in a position of saying to the clients that we are more convenient than whomever they are banking with - even if they are banking at a branch next door.

         On the consumer side, we rebate the surcharge that somebody would encounter if they used another bank's ATM. That lets us say to our consumers, "You can use any ATM that you want for free," which is more convenient than whoever the largest provider of ATMs is. So with the combination of customer segments that we are trying to serve and the creative thinking on alternative distribution, we feel that we can get by in Nashville with about 10 branch offices.

         TWST: WHAT HAS BEEN THE RESPONSE TO THAT APPROACH?

         MR. TURNER: It has been great. When we first started calling on potential clients in the commercial segment, they would ask about branch locations and we would say that you don't need one because we are going to come and pick up your deposit. The first few people weren't sure whether that was a good thing or a bad thing. But it has absolutely turned into an offensive weapon for us.

         We were recently selected as the primary bank for an agency of the city of Nashville in a competitive bid situation against virtually all the large regional banks in Nashville primarily because of our sophisticated online cash management capabilities and our courier deposit pickups. So in the course of the first three years, we have moved from having a defensive approach of using alternative distribution channels to an offensive approach.

         TWST: AS YOU LOOK AT THE MARKET, WHERE GEOGRAPHICALLY ARE YOUR OPPORTUNITIES TO GROW?

         MR. TURNER: We at Pinnacle would say that we are an urban community bank. By that I mean that we are focused on urban markets, but we provide a community bank style of service. Having said that, we will only operate in the urban markets here in Tennessee. There are three of those: Nashville, Memphis and Knoxville. We don't have any specific plans to go to those outlying markets, Memphis and Knoxville, simply because we believe Nashville is a dramatically better market than either of the other two. At this point, we are going to invest precious capital only in Nashville or middle Tennessee.

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             COMPANY INTERVIEW -- PINNACLE FINANCIAL PARTNERS, INC.

         In the not too distant future we expect to be at a point where we are generating capital in excess of what's needed to support the growth in this market, and at that time we would love to pursue those other urban markets of Tennessee. Frankly, a number of us who are part of the leadership team here at Pinnacle have done business as bankers in Knoxville and Memphis, so we know and understand those markets. We believe we've got a world of opportunity to grow there, but right now we'll focus our energy right here in Nashville, which is by far the most lucrative banking market in the state.

         TWST: WHAT IS YOUR LENDING MIX?

         MR. TURNER: Let me talk about that in two ways if I can, going back to the question you asked earlier about our business mix. Generally speaking, our business mix would be about 70% commercial and 30% consumer. That is one way to look at it. A second way to look at the loan portfolio is to break it down including a real estate component.

         The real estate loans that we have on our balance sheet are largely loans to businesses for their property and plant and are to be repaid from the cash flows of the business. We are not a large lender on income producing properties. The thrust of our business, as I said before, is related to owner-managed businesses. So the real estate loans that you see on our balance sheet, for the most part, would be loans to owner-managed businesses for their own use.

         TWST: WHAT'S YOUR EXPOSURE TO THE HOME MORTGAGE MARKET?

         MR. TURNER: We have very modest exposure on our balance sheet that is home mortgage-related exposure. Typically, what are booked on our balance sheet are one-,three- and five-year ARMs. Additionally, we originate conventional and jumbo product that is sold in the secondary market. So, as I said, if you think about our balance sheet and say 30% of our loans are consumer loans, I would guess 20% or so might be secured by consumer mortgages.

         TWST: WHAT IS YOUR INTEREST RATE EXPOSURE AT THIS POINT?

         MR. TURNER: Technically, our balance sheet is positively gapped; nevertheless, we believe we would actually be advantaged if we had an upward movement in rates because of the lag typically associated with rates for interest checking and money market deposit accounts in an escalating rate environment. I think that is true not only in terms of the general direction of rates, but the absolute level of rates. In other words, a lift in the absolute level of rates would be advantageous for us simply because margins typically widen during periods of higher rates.

         TWST: IF WE LOOK OUT OVER THE NEXT TWO OR THREE YEARS, WHAT ARE THE GOALS THAT HAVE BEEN SET FOR THE COMPANY?

         MR. TURNER: We did a follow-on public offering last June and set a number of targets to help potential investors see and size the opportunities that we are looking at. We said last June that we would be at $300 million in assets by the end of 2003, $400 million in assets by the end of 2004 and that we would have a 1% ROA by the second quarter of 2004. I ramble through those numbers so you can see that we are well ahead of target.

         We crossed $400 million in assets this June, which would have been 18 months ahead of schedule. We have also been on track to produce the 1% ROA. We filed a Form 8-K several months ago, which really documented our performance on those balance sheet and ROA measures. Having said that, we believe that the opportunity today is even greater than we saw a year ago and believe we will continue to produce the net earnings that you would have interpolated from the aforementioned asset and ROA targets; however, we will delay hitting the 1% ROA probably by 12 months or so because we have some significant opportunities to acquire people and to build out our branch distribution system faster than we had originally planned. So I think the targets for us will be aimed at achieving the 1% ROA by the end of 2004 or early 2005.

         TWST: DO YOU HAVE THE MANAGEMENT TEAM IN PLACE YOU NEED TO MEET THOSE GOALS?

         MR. TURNER: We definitely have the management team in place. I have already mentioned that the founding management team came out of First American Corporation, which was a $20 billion holding company headquartered here in Nashville. I was President of First American's General Bank for a number of years, which primarily consisted of their retail businesses and would have accounted for about $12 billion in assets. My partner and Chairman of Pinnacle was Vice Chairman of that company and effectively served as the Chief Operating Officer. Additionally, he ran all our investment businesses.

         Two other partners had major line units in that company that would have had $2-6 billion in assets for which they were responsible. We probably have four or five people in this company that have run banking organizations much larger than this company is or likely will be in the near future.

         TWST: AS YOU BUILT THE COMPANY, HOW WOULD YOU DESCRIBE THE CULTURE YOU TRIED TO PUT TOGETHER?

         MR. TURNER: It has been a great thing, I think, to start a new company. We have enjoyed starting with a clean sheet of paper. As I mentioned at the outset, we have made a decision that we will not hire anything but experienced people, folks with at least 10 years experience. We have hired only the best people, many of whom I either worked with at First American or competed against with some of these other large regional banks.

         Everybody who has been hired is mature, they are experienced and they don't need a lot of supervision. So we built a company that I think has tremendous appeal to folks who want to get out of the large regional bank experience and get into something where they feel like they are part of a team and are influencing the direction of the company. It's a very participative work environment. We spend a lot of time focusing on things like employee surveys and so forth to make sure that we are involving everybody in the company.

         It has been a real treat to see the kind of excitement that you can build in a company when you start with a clean sheet of paper, particularly given our backgrounds coming out of large regional banks.

         TWST: WERE YOU ABLE TO TIE COMPENSATION TO PERFORMANCE GIVEN THAT CLEAN SHEET OF PAPER?

         MR. TURNER: We were. That's a great question, and I think we do that better than any other place that I am familiar with. Every employee of Pinnacle has some number of stock options granted -- some more than others, but every employee participates in ownership by virtue of having stock options. Also, every employee here participates in an annual cash incentive system. There are some soundness thresholds that have to be achieved, but beyond that the only measure of whether the incentive is paid is net income.
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COMPANY INTERVIEW - PINNACLE FINANCIAL PARTNERS, INC.

         So the teller, the branch manager, the commercial banker, the CFO and I all get paid based on the reported net income of the company. There is no way for me to win and them not win, or for them to win and me not win; everybody is aimed at net income. So it has created great excitement, focus and teamwork, which is generally unparalleled in a large regional bank.

         TWST:  IS THE BALANCE SHEET WHERE YOU WANT IT TO BE TODAY?

         MR. TURNER: I think so. I hesitate just a bit in that you are never completely satisfied. You always want it to be bigger and better, but we are ahead of our proformas and ahead of our commitments. The momentum or marketing pipeline continues to be strong. So, in short, we are very pleased with our balance sheet.

         TWST: IS THE MARKET GIVING YOU RECOGNITION FOR THE PROGRESS YOU HAVE MADE?

         MR. TURNER: As you know, that's always a matter of perspective. Our stock has performed very well. I think I mentioned at the outset that we brought the stock in August 2000 at $10. For the last few months it has generally been trading in a range of $18 to 19. So that performance would be far in excess of virtually any index you want to look at over the same period, whether it's the NASDAQ, Dow, S&P, Bank Index, etc. So we are please with that.

        On the other hand, I would say that there 181 commercial banks chartered in the United States in 2000. We began very late in that year, but we are the largest by far of those de novo banks. So my belief is that to be the best in the nation warrants some premium. My sense is that we are getting good recognition. But in a company that's growing as fast as ours, it's almost impossible for the marketplace to assimilate and understand what the future growth is going to be.

         TWST: WHEN YOU TALK TO INVESTORS TODAY, WHAT'S THEIR KEY CONCERN OR QUESTION FOR YOU?

         MR. TURNER: I believe that people are going to focus on two things when they talk to us. The first question I always get is, "Tell me about credit quality. You are a fast growing company; how do you feel about your credit quality?" Of course, we feel that our credit quality is excellent. We're almost three years old, so we're beginning to make believers out of people that we can book a high volume of credit at a rapid pace and get it done on a sound basis.

         TWST:  SO LOAN LOSS EXPERIENCE HAS BEEN GOOD.

         MR. TURNER: Loan loss experience has been excellent. Any of the measures you want to look at - non-performers, charge-offs or any other credit quality measures - would stack up excellently. The reason that we have been able to do that, and this was hard to get people to understand early on, is by virtue of hiring only experienced people who've been in business a long time in Nashville, Tennessee, and who controlled large books of business at their previous employer. We're really moving loans that were performing well from another bank to this bank. We're not out here trying to meet somebody new to loan money, which would be an entirely different proposition.

         Probably the other question that we hear is, "Are those regional banks going to react to you and stop you from growing as fast as you have? Don't you expect the growth to slow down?" As I said earlier, our outlook continues to be great. We feel that the growth that we've achieved thus far is likely to continue for sometime into the future. We believe that we'll continue to have opportunities to add top people who are anxious to leave large regional holding companies and get involved in something that's smaller and more fun. At this point, in our local market we're receiving quite a bit of attention, and so there's some cachet associated with working here. So we believe we'll continue to be able to hire good people who can bring good clients.

         TWST: WHEN YOU SIT DOWN WITH POTENTIAL INVESTORS, WHAT TWO OR THREE REASONS WOULD YOU GIVE THEM TO TAKE A LOOK AT THE BANK?

         MR. TURNER: First of all, Nashville is a great market. As I mentioned, it's the 38th largest metropolitan area. It's fast growing based on virtually all the census data such as population, per capita income and so forth. So Nashville is a big, fast growing market.

         Secondly, the competitive landscape is unusual here. As I said earlier, it's dominated by three large regional banks all of which have declining share trends. We are the largest locally-owned bank, but you have this regional bank experience which is not working well. So not only is the market large and fast growing, but the competitive landscape is tailor-made for a small bank that can maneuver, that can hire good people, that can give good service, and that can give effective advice. We've been pretty effective in moving this market share and should be able to continue to do that in the future if you can believe that the same market conditions will persist.

         The third reason is the management team. You've got a large group of seasoned managers who have worked in small banks, who have elevated to executive leadership in large regional holding companies and who have a lot of experience running highly successful companies in this market. So I'd say those three things would be why somebody would be interested in Pinnacle.

         TWST:  THANK YOU.


M. TERRY TURNER
President & CEO
Pinnacle Financial Partners, Inc.
211 Commerce Street
Suite 300
Nashville, TN 37201
(615) 744-3700
(615) 744-3861 - FAX
www.mypinnacle.com



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